Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                             Dated July 17, 2013
                                           Registration Statement No. 333-183223


$1.5BLN HAROT 2013-3  (PRIME AUTO LOAN)
JT LEADS: JPM(str)/BNP       **100% POT**
CO-MGRS: CITI, MIZU, MS, RBS, WELLS

CL  SIZE(MM) WAL     M/S     PWIN  E.FNL  L.FNL   PXING    YLD% CPN     $PX
================================================================================
A1  423.000  0.34  P-1/A-1+   1-8  03/14  08/14    0.22%  0.220 0.22 100.00000
A2  449.000  1.07  Aaa/AAA   8-19  02/15  01/16  EDSF+20  0.542 0.54  99.99851
A3  458.000  2.12  Aaa/AAA  19-35  06/16  05/17    IS+27  0.779 0.77  99.98376
A4  170.000  3.09  Aaa/AAA  35-38  09/16  09/19    IS+35  1.138 1.13  99.98387
================================================================================

BILL & DELIVER        : JPM
EXPECTED PRICE        : PRICED
EXPECTED SETTLE       : JULY 24
PRICING SPEED         : 1.30% ABS
CLEAN-UP CALL         : 10%
ERISA ELIGIBLE        : YES
OFFERING TYPE         : SEC-REGISTERED
MARKETING MATERIALS   : RED, FWP, INTEXNET, CDI FILE
BBERG TICKER          : HAROT 2013-3
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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.